Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number: 04-25

Stuart Blackie

Dev Ghose

(206) 652-3702

Media Contact

Broadgate Consultants, Inc.

(212) 232-2222

FOR IMMEDIATE RELEASE

SHURGARD ANNOUNCES BOARD AND MANAGEMENT CHANGES

SEATTLE, WASHINGTON, December 8, 2004 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, announced today the retirement of one member, the resignation of another member of its Board of Directors and the appointment of a new member to the Board effective December 3, 2004. Wendell J. Smith announced his retirement from the Board of Directors for personal reasons. Mr. Smith has served as Director since March 1994, and until his retirement, currently served on the Audit, Finance and Compensation Committees. “We want to express our appreciation for Jim’s contribution to Shurgard over the past 10 years,” said Charles Barbo, CEO and Chairman of the Board of Shurgard. “His leadership on the Board will be missed and we wish him well.” Harrell L. Beck, who has served on the Board since 1993 resigned from the Board of Directors, and David K. Grant, President and Chief Operating Officer, has been selected by the Board of Directors to fill this vacancy. Mr. Beck will continue with Shurgard as a valued member of the senior management team in his current role as Executive Vice President, Chief Investment Officer and Treasurer. Mr. Grant was appointed to the Board effective December 3, 2004 and will stand for election at the next annual meeting of stockholders.

Concurrently, the Company announced the promotion of Jane A. Orenstein to the position of Vice President, General Counsel and Corporate Secretary. Ms. Orenstein joined Shurgard in 1999 and has spent the last five years as an Assistant General Counsel. Prior to working at Shurgard, she served for four years as Assistant General Counsel for Smart & Final Stores Corporation in Commerce, California. Ms. Orenstein has over 20 years’ experience as a corporate and government lawyer. Ms. Orenstein received her law degree from the University of Southern California Law Center and her bachelor’s degree from the University of California, Los Angeles. Ms. Orenstein replaces Christine M. McKay, former Senior Vice President, General Counsel and Secretary since 2000, who is leaving in order to spend more time with her family.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 600 operating storage centers located throughout the United States and in Europe.